EXHIBIT 99.1


FOR IMMEDIATE RELEASE                    Contact: Glenn R. Morgan 312-372-6300
                                         Web Site: www.hartmarx.com



             HARTMARX COMPLETES ACQUISITION OF EXCLUSIVELY MISOOK


     CHICAGO, July 20, 2004 - - Hartmarx Corporation (NYSE: HMX) today announced the completion of its acquisition of the business of Exclusively Misook, a designer and marketer of upscale women's knit products sold through leading specialty stores.

     Homi B. Patel, chairman and chief executive officer of Hartmarx, commented, "We are glad that this transaction was consummated very quickly following the early termination of the waiting period under the Hart-Scott-Rodino Act. We can now focus our attention on expanding the Exclusively Misook product offerings. As stated earlier, we anticipate that Misook's annualized operating results will contribute approximately $.12 - $.15 earnings per share in fiscal 2005."

     Hartmarx produces and markets business, casual and golf apparel under its own brands including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Riserva, Sansabelt, Barrie Pace and Hawksley & Wight. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Kenneth Cole, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, Pierre Cardin, Perry Ellis, Andrea Jovine, Lyle & Scott and Golden Bear. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

     The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements as a result of certain factors, including those factors set forth in Hartmarx's filings with the Securities and Exchange Commission ("SEC"). The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the SEC for additional factors that may impact the Company's results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.